UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2011

HOKU CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd, Suite 220 Honolulu, Hawaii		96814
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement

Amendment No. 2 to Supply Agreement with Shanghai Alex New Energy Co., Ltd.

In February 2009, we entered into a fixed price, fixed volume supply agreement with Shanghai Alex New Energy Co., Ltd., or Alex, for the sale and delivery of polysilicon to Alex over a ten-year period.  On December 30, 2009, we entered into Amendment No. 1 to Supply Agreement with Alex, collectively the Agreement.  Pursuant to the Agreement, Alex has paid us a cash deposit of $20 million as prepayment for future product deliveries.

On January 12, 2011, we entered into Amendment No. 2 to Supply Agreement with Alex, or Amendment No. 2, which provides for a pricing adjustment such that pricing is pre-negotiated for a certain period of time and will then vary from year to year based on market pricing and negotiations between us and Alex.  Under Amendment No. 2, we have an obligation to use commercially reasonable efforts to make our first shipment to Alex by March 31, 2011, and if we do not do this within a certain number of days after the scheduled delivery date, we have agreed to provide Alex with a purchase price adjustment. We further agreed that Alex shall have the right to terminate the Agreement, if we have not made our initial shipment of product on or before September 30, 2011.

The foregoing description of Amendment No. 2 to Supply Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment No. 2 to Supply Agreement, a copy of which will be filed with our Quarterly Report on Form 10-Q for the fiscal quarter ending December 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 13, 2011

Hoku Corporation

By:	/s/ SCOTT PAUL
Scott Paul
President and Chief Executive Officer